Exhibit 99.1

Ocean Power Technologies Announces DOE Award Supporting Phase II Development of Next Generation Technologies

MONROE TOWNSHIP, N.J., July 18, 2022 (GLOBE NEWSWIRE) – Ocean Power Technologies, Inc. (“OPT” or “the Company”) (NYSE American: OPTT), a leader in innovative and cost-effective low-carbon marine data, power, and consulting service solutions, today announced that the U.S. Department of Energy (DOE) selected the Company for the Phase II development of a next-generation wave energy converter.

“Following our successful completion of the Phase I DOE Award in April 2022, this continued investment by the U.S. government towards novel, innovative, and clean ocean energy technology is critical to achieving our nation’s blue economy goals,” said Philipp Stratmann, President and Chief Executive Officer of OPT. “This award from the DOE will be used to expand our Power-as-a-Service and Data-as-a-Service solutions, which will help us to expedite the development of our next generation of wave energy conversion technologies.”

In the DOE’s recently published awards for clean energy Small Business Innovation Research (SBIR) projects, OPT will receive up to $1,097,212 over the next 18-24 months to develop and test a modular and scalable Mass-on-Spring Wave Energy Converter (MOSWEC) PowerBuoy® for reliable powering of autonomous ocean monitoring systems, bringing an entirely new PowerBuoy® into our offering.

OPT holds multiple patents related to MOSWEC technology, which generates power from the relative motion caused by the ocean waves. OPT’s MOSWEC design has a hermetically sealed hull to protect internal components, is about the size of a standard shipping container, and is easily transportable and deployable. In addition, the design is scalable to support a wide range of applications and missions, including Maritime Domain Awareness, autonomous vehicle charging, and subsea power.

About Ocean Power Technologies

OPT provides intelligent maritime solutions and services that enable safer, cleaner, and more productive ocean operations for the defense and security, oil and gas, science and research, and offshore wind markets. Our PowerBuoy® platforms provide clean and reliable electric power and real-time data communications for remote maritime and subsea applications. We also provide WAM-V® autonomous surface vessels (ASVs) and marine robotics services through our wholly owned subsidiary Marine Advanced Robotics. We are headquartered in Monroe Township, New Jersey, and have offices in Houston, Texas, and Richmond, California. To learn more, visit www.OceanPowerTechnologies.com.

Forward-Looking Statements

This release may contain forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the U.S. Securities and Exchange Commission for further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Contact Information

Investors: 609-730-0400 x401 or InvestorRelations@oceanpowertech.com

Media: 609-730-0400 x402 or MediaRelations@oceanpowertech.com